AVX NONQUALIFIED SUPPLEMENTAL

RETIREMENT PLAN

Restated as of July 1, 2000

AGREEMENT made as of July 1, 2000 by AVX Corporation (hereinafter referred to as the "Company").

Section 1 Purpose of the Plan

The purpose of the Plan is to provide certain management or highly compensated employees of the Company with supplemental retirement benefits that would otherwise be lost due to the limitation on covered compensation under plans intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

Section 2 Eligibility to Participate

Each employee of the Company on July 1, 2000 who at any time participated in the Original Plan shall continue to be eligible to participate in this Plan. Every other employee of the Company on July 1, 2000 and thereafter who is eligible to participate in the AVX Corporation Stock Bonus Plan and whose annual compensation is in excess of $160,000 (or such higher amount as determined under Section 401(a)(17) of the Code), shall participate in the Plan as of the date his/her annual compensation exceeds $160,000 (or such higher amount as determined under Section 401(a)(17) of the Code). An eligible employee who participates in the Plan is hereinafter referred to as a "Participant."

Section 3 Benefits

3.1 Each Participant shall be entitled to make an irrevocable election, as specified in Section 3.2, to defer receipt of compensation otherwise payable by the Company to such Participant for the calendar year commencing July 1, 2000, and each calendar year thereafter. The deferred amount may range from 1% of compensation to 3% of compensation in excess of $160,000 (or such higher amount as determined under Section 401(a)(17) of the Code). For purposes of the Plan, compensation shall include any amounts not includible in the gross income of the Participant due to any salary reduction agreement maintained with the Company under Sections 125 or 401(k) of the Code and any compensation deferred under the AVX Corporation SERP (the "SERP").

3.2 A Participant may elect to defer compensation pursuant to Section 3.1 by giving written notice to the Company. Such notice must be received by the Company prior to July 1, 2000, and thereafter prior to the first day of the calendar year to which such election is applicable.

Notwithstanding anything contained in Sections 3.1 or 3.2 to the contrary, for each employee who enters the Plan after July 1, 2000, in the first year in which such employee becomes eligible to participate, such newly eligible employee may make an election to defer compensation for services to be performed subsequent to such election within 30 days after the date such employee becomes eligible.

Any compensation deferred under this Section 3.2 shall be invested in accordance with Section 4.2.

A Participant's initial election to defer compensation shall also include an election as to the manner of payment which shall be (i) a lump sum distribution, or (ii) installment payments over a period of years (not to exceed 10 years). The time of payment shall be in accordance with Section 5.2.

3.3 In addition to any compensation deferred by a Participant under Section 3.2, the Company shall also defer an amount for each Participant, which amount shall be equal to the sum of the following:

    A Company matching contribution equal to 100% of the amount deferred under Section 3.2 by such Participant on compensation between $160,000 and $600,000. Notwithstanding the preceding sentence, if a Participant does not defer compensation pursuant to the provisions of Section 3.2 hereof, but does defer compensation under the SERP, then the Company will make a matching contribution hereunder of an amount equal to 100% of the first 3% of compensation deferred under the SERP; and

    Provided such Participant is an employee of the Company on December 31 of such year (unless employment terminated during such year due to retirement, disability or death as determined under the AVX Corporation Retirement Plan), an amount equal to the aggregate amount that would have been contributed on such Participant's compensation between $160,000 and $600,000 under profit sharing and between $160,000 and $600,000 under money purchase of the AVX Corporation Retirement Plan (had there been no limit on compensation in said plan, as required by Section 401(a)(17) of the Code).

For the purpose of determining the Company's contribution under this Section 3.3, the $160,000 shall be increased in order to reflect any cost-of-living adjustment for each calendar year pursuant to Code Section 401(a)(17).

3.4 In the event a Participant's compensation deferral under the SERP causes such Participant's compensation for purposes of the AVX Corporation Retirement Plan (the "Retirement Plan") to fall below $160,000 (or such higher amount as determined under Section 401(a)(17) of the Code), then the Company shall defer under this Plan an amount equal to the aggregate amount that would have been contributed by the Company to the Retirement Plan (profit sharing, money purchase and 401(k) Company matching contribution) on such Participant's compensation deferral under the SERP.

Section 4 Deferred Compensation Accounts

4.1 In furtherance of the purposes of this Plan, the Company has established the Trust Under the AVX Corporation Deferred Compensation Plans (the "Trust") which is intended to be a "grantor trust" within the meaning of Subpart E, Part I, Subchapter J, Chapter 1, Subtitle A of the Code. The trustee of the Trust (the "Trustee") shall hold, invest and distribute any assets contributed to the Trust in accordance with the provisions thereof.

The AVX Stock Fund is an investment option under the Trust. Notwithstanding anything contained in the Plan or Trust to the contrary, the purchase price to be paid for shares of AVX Stock acquired by the Trust shall be equal to the fair market value of such shares and the maximum number of such shares that may be purchased during the existence of the Plan shall not exceed one (1) million shares.

4.2 Any compensation deferred by a Participant pursuant to Section 3.2 and the matching Company contribution thereon shall be invested in the AVX Stock Fund. The Company matching contribution on a Participant's deferral of compensation under the SERP, pursuant to the provisions of Section 3.3(a) or Section 3.4 hereof, shall be contingent upon such Participant investing such SERP deferral (to the extent eligible for a Company matching contribution) in the AVX Stock Fund.

Section 5 Distribution of Benefits

5.1 Each Participant shall be fully vested and shall have a nonforfeitable interest in his/her account.

5.2 Benefits under the Plan shall be payable to a Participant or beneficiary, as the case may be, upon the earlier of such Participant's termination of employment (for any reason), or death.

5.3 In the event a Participant dies before all amounts credited to such Participant's account have been distributed to him/her, then the beneficiary designated by the Participant shall be paid the balance of such account. If a Participant shall fail to designate a beneficiary or if the beneficiary designated does not survive the Participant, then the beneficiary shall be deemed to be one of the following, in the order named: (i) spouse, (ii) children, per stirpes and (iii) estate of the Participant. Such designation of beneficiary may be changed from time to time by the Participant filing a new designation with the Company.

5.4 The Trustee shall deduct from each payment under the Plan, any federal, state or local withholding or other taxes or charges which the Trustee may be required to deduct under applicable laws.

5.5 Notwithstanding anything contained in this Plan or Trust to the contrary, if at any time the Trust is determined by the Internal Revenue Service ("IRS") not to be a "grantor trust" with the result that the income of the Trust is not treated as income of the Company pursuant to Subpart E of Subchapter J of the Code, or if a tax is finally determined by the IRS to be payable by the Participants or their beneficiaries in respect of any vested interests in their accounts prior to payment of such interest to the Participants or their beneficiaries, then the Board of Directors of the Company or the Chief Executive Officer of the Company shall have the right in its or his sole and complete discretion (i) to permit the distribution of the amount of such tax or (ii) terminate the Plan and Trust and the full fair market value of the assets in the Trust distributed to the Participants. For purposes of this Section 5.5, a final determination of the IRS shall be a decision rendered by the IRS which is no longer subject to administrative appeal within the IRS.

5.6 Notwithstanding anything contained herein to the contrary, a "derivative security" (as defined in rules issued by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934) issued under the Plan shall not be transferrable by a Participant other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined under the Code.

Section 6 Status of Plan Assets

6.1 The Trust assets are and shall remain at all time subject to the claims of the general creditors of the Company. Accordingly, the Company shall not create a security interest in the Trust assets in favor of the Participants (or their beneficiaries).

6.2 Except insofar as applicable law may otherwise require and subject to the provisions of the Trust, (i) no amount payable to or in respect of the Participants or their beneficiaries at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to so alienate, sell, transfer, assign, pledge, attach, charge or otherwise encumber any such amount, whether presently or thereafter payable, shall be void; and (ii) the Plan shall in no manner be liable for or subject to the debts or liabilities of the Participants or their beneficiaries.

Section 7 Amendment and Termination

The Plan may, at any time or from time to time, be amended, modified or terminated by the Company. However, no amendment, modification or termination of the Plan shall, without the consent of a Participant, adversely affect such Participant's rights with respect to amounts then accrued in his/her account.

Section 8 Miscellaneous

8.1 If the Company shall find that any person to whom any payment is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to a spouse, a child, a parent, or a brother or sister, or to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Company may determine. Any such payment shall be a complete discharge of the liabilities of the Company under the Plan.

8.2 Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Company as an employee or in any other capacity.

8.3 The Company (or such party or committee as the Company may designate) shall have full power and authority to interpret, construe and administer the Plan (except to the extent authority has been explicitly granted to the Trustee under the Trust) and such interpretation, construction, and actions hereunder, shall be binding and conclusive on all persons for all purposes. The Company (or such party or committee as the Company may designate) shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to willful misconduct or lack of good faith.

8.4 Titles to the Sections of the Plan are included for convenience only and shall not control the meaning or interpretation of any provision of the Plan.

8.5 Except to the extent preempted by federal law, this Plan and the Trust established hereunder shall be governed by and construed, enforced, and administered in accordance with the laws of the State of New York and the Trustee shall be liable to account only in the courts of the State of New York.

8.6 All expenses of administering the Plan and Trust shall be borne by the Company.

8.7 For Participants of the Plan who are subject to Section 16(b) of the Securities Exchange Act of 1934, the Company (or such party or committee as the Company may designate) may adopt such rules and procedures as it considers appropriate.